Global Gold Corporation o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330

          Global Gold Increases Production at Tukhmanuk Mine in Armenia
                          And Exceeds Drilling Targets


Greenwich, CT--November 17, 2006 --Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) today announced the increase in production and continuous operation of its wholly owned Tukhmanuk mine in Armenia. The Company anticipated increased production at Tukhmanuk in September 2006. Operational factors delayed the increase in production until the end of October 2006. Currently, the Company has been mining at a rate of approximately 750 mt per day on a 24 hours operating basis while milling is operating at a rate of approximately 400 mt per day on a 24 hours operating basis. The present mine plan is expected to produce approximately 1,000 troy ounces of gold in the form of final concentrates per month.

The Company further anticipates that it will exceed the previously anticipated 11,000 meter target for exploration and development drilling at Tukhmanuk, though as the region moves into the winter season, final figures will be largely weather dependent. Drilling of the C1/C2 resource continues with a program planned to confirm the resource and carry out a western standard reserve/resource calculation as well as begin development of the underground mine.

The Tukhmanuk property consists of over 4,100 hectares in the Aparan region. The property hosts numerous quartz veins with gold and polymetallic mineralization. The presence of the mineralized zones suggested by the existing maps have been confirmed by field mapping in the 1st quarter of this year and detailed mapping is ongoing to define and surface sample the mineralized zones to 1:10,000 scale. Historical GKZ (State Committee on Reserves) records in the P1, C1 and C2 categories indicate 12.1 Million tonnes of mineralization, averaging 6.74 g/t gold and 30.79 g/t silver, including 2.6 million oz/gold and 11.9 million oz./silver. Confirmation of these estimates is not complete.

At Tukhmanuk, the existing gravity concentration plant has been serviced and upgraded to full capacity with the addition of a new drive motor for the 2nd mill, installation of cyclones to improve size control and to optimize the grinding circuit capacity, and an additional tails recirculation line to improve recovery. A Falcon Concentrator (centrifugal separator) has been ordered to enhance the final recovery and is expected to be operational early 2007. A fully functional sample preparation and chemical analysis laboratories have been installed with modern western standard equipment including AAS analysis. The laboratories shall support the optimization of the plant capacity, allow for control analysis of drilling and mining programs which provides the flexibility to rapidly modify short-term operational plans, and provide the desired control to optimize the milling and recovery circuits adjusting to variations in ore type and grade. Consistent with its company Code of Business Conduct and Ethics for all operations, the Tukhmanuk property is being developed according to best practices for safety and environmental matters.

To date, Global Gold has focused it activities at Tukhmanuk, Hankavan and surrounding areas in the North Central Armenian belt. Global is also conducting exploration at it Marjan and Getik properties, and also holds joint venture interests with Iberian Resources at the southern Armenian Litchkvaz project and a twenty percent participation right in any new exploration undertaken in Armenia by Sterlite Gold Limited or its successors. Recently, Vedanta Resources announced that it has taken control of Sterlite.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

Contacts: Van Z. Krikorian, President or Michael Mason, Chief Operating
          Officer-- ggc@globalgoldcorp.com